Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

BiomX Inc., or the Company, we, us or our, has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act: (i) shares of Common Stock, $0.0001 par value per share, or common stock; (ii) Units, each consisting of one share of common stock and one warrant entitling the holder to receive one-half (1/2) of a share of common stock, or the units; and (iii) the warrants included as part of the units, or the warrants. Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on the NYSE American Stock Market.

DESCRIPTION OF SECURITIES

The following summary is a description of the material terms of our share capital. We encourage you to read our Amended and Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, and Amended and Restated By-laws, or our Bylaws, and the Certificate of Designation of Preferences, Rights and Limitations of Series X Preferred Stock, or the Certificate of Designation, which have been filed with the Securities and Exchange Commission, as well as the applicable provisions of the General Corporation Law of the State of Delaware, or the DGCL, for more information.

Our authorized capital stock consists of 120,000,000 shares of common stock, and 1,000,000 shares of preferred stock.

Common Stock

Our holders of record of our common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock. There is no cumulative voting with respect to the election of directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by our Board of Directors out of funds legally available therefor.

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board of Directors at such time.

Preferred Stock

We have 256,888 Series X Non-Voting Convertible Preferred Stock, par value $0.0001 per share, outstanding, or the Series X Preferred Stock. Our Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series X Preferred Stock are set forth in the Certificate of Designation, which was filed with the Secretary of State of the State of Delaware prior to the closing of the merger between us and Adaptive Phage Therapeutics, Inc., or APT, on March 15, 2024, or the Merger.

Holders of Series X Preferred Stock are entitled to receive dividends on shares of Series X Preferred Stock equal to, on an as-if-converted-to-Common-Stock basis, and in the same form as, dividends actually paid on shares of the Common Stock. Except as otherwise required by law or with respect to the Series X Preferred Stock protective provisions set forth the Certificate of Designations and described below, the Series X Preferred Stock does not have voting rights.

The Certificate of Designation contains certain customary covenants of the Company that are customary for documents of this type, including restrictions on (i) consummating Fundamental Transactions (as defined in the Certificate of Designation), or (ii) reclassifying the outstanding Common Stock, including but not limited to a stock dividend or reverse stock split, in each case prior to the stockholder approval of the conversion of the Series X Preferred Stock into shares of Common Stock in accordance with the rules of NYSE American, or the Conversion Proposal, without the affirmative vote or written approval, agreement or waiver of the holders of 70% of the then outstanding shares of the Series X Preferred Stock, or the Requisite Holders. The Series X Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company.

Following stockholder approval of the Conversion Proposal, each share of Series X Preferred Stock will automatically convert into 1,000 shares of Common Stock, subject to certain limitations, including that a holder of Series X Preferred Stock is prohibited from converting shares of Series X Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with any person whose beneficial ownership would be aggregated with such holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, would beneficially own more than a specified percentage (to be established by the holder between 0% and 19.99%) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

In the event the Series X Preferred Stock is not convertible pursuant to the terms of the Certificate of Designation by the earlier to occur of (i) the time that the stockholders’ meeting is ultimately concluded or (ii) five months after the initial issuance of the Series X Preferred Stock, or the Deadline Date, upon written request by the Requisite Holders, the Company shall be required to pay to each holder of Series X Preferred Stock an amount in cash equal to the fair value of the shares of Series X Preferred Stock held by such holder, based on an average of the daily volume weighted average price of the Common Stock for the 30 trading days ending on (a) the first trading day prior to the Stockholders’ Meeting or (b) the Deadline Date.

Warrants

Each warrant entitles the registered holder to purchase one-half (1/2) of a share of common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing on December 18, 2019. A warrantholder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrantholder. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. The warrants will expire on October 28, 2024 at 5:00 p.m., New York City time.

We may call the outstanding warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrantholder,

●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrantholders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise the warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then-outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no warrants will be exercisable for cash and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of Common Stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrantholders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrantholder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrantholder.

In addition to the warrants described herein, we have issued additional warrants that are outstanding but are not registered under Section 12 of the Exchange Act.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Special meeting of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board of Directors, or by our chief executive officer.

Classified Board of Directors

Our Board of Directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. This system of electing Directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the Directors.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice to bring matters before our annual meeting of stockholders needs to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders, and a stockholder’s notice to nominate candidates for election as directors needs to be delivered to us not less than 120 days prior to any meeting of stockholders called for the election of directors. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

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